As filed with the Securities and Exchange Commission on July 3, 2018

Securities Act File No. 333-224009

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

X Post-Effective Amendment No.       1

(Check appropriate box or boxes)

THRIVENT MUTUAL FUNDS

(Exact Name of Registrant as Specified in Charter)

625 FOURTH AVENUE SOUTH

MINNEAPOLIS, MINNESOTA 55415

(Address of Principal Executive Offices)

612-844-4198

(Area Code and Telephone Number)

MICHAEL W. KREMENAK

SECRETARY AND CHIEF LEGAL OFFICER

THRIVENT MUTUAL FUNDS

625 FOURTH AVENUE SOUTH

MINNEAPOLIS, MINNESOTA 55415

(Name and Address of Agent for Service)

No filing fee is due herewith because of reliance on Section 24(f) of the Investment Company Act of 1940, as amended.

THRIVENT MUTUAL FUNDS

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus – Incorporated herein by reference to the definitive form of Proxy Statement /Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on April 30, 2018

Part B – Statement of Additional Information – Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on April 30, 2018

Part C – Other Information

Signature Page

The purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on March 29, 2018: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary. Other exhibits for the Registrant are filed herewith, as well.

PART C

OTHER INFORMATION

Item 16. Exhibits

1.1	Declaration of Trust (1)
1.2	Amendment No. 1 to Declaration of Trust (2)
2.	Amended and Restated By laws (6)
3.	Not Applicable
4.	Agreement and Plan of Reorganization dated June 21, 2018, by and between Registrant on behalf of its series, Thrivent Moderately Aggressive Allocation Fund and Thrivent Growth and Income Plus Fund, and Thrivent Financial for Lutherans (*)
5.	Not Applicable
6.1	Investment Advisory Agreement with Thrivent Asset Management, LLC (4)
6.2	Amendment No. 1 to Investment Advisory Agreement (5)
6.3	Amendment No. 2 to Investment Advisory Agreement (7)
6.4	Amendment No. 3 to Investment Advisory Agreement (7)
6.5	Amendment No. 4 to Investment Advisory Agreement (7)
6.6	Amendment No. 5 to Investment Advisory Agreement (8)
6.7	Amendment No. 6 to Investment Advisory Agreement (9)
6.8	Amendment No. 7 to Investment Advisory Agreement (10)
6.9	Amendment No. 8 to Investment Advisory Agreement (11)
6.10	Amendment No. 9 to Investment Advisory Agreement (12)
6.11	Amendment No. 10 to Investment Advisory Agreement (14)
6.12	Amendment No. 11 to Investment Advisory Agreement (14)
6.13	Amendment No. 12 to Investment Advisory Agreement (15)
6.14	Amendment No. 13 to Investment Advisory Agreement (*)
7.1	Distribution Agreement between Thrivent Distributors, LLC and Thrivent Mutual Funds (13)
7.2	Amendment No. 1 to Distribution Agreement (14)
7.3	Amendment No. 2 to Distribution Agreement (15)
7.4	Amendment No. 3 to Distribution Agreement (*)
8.	Not Applicable
9.	Master Custodian Agreement with State Street Bank and Trust (16)
10.1	Rule 12b-1 Plan (*)
10.2	Rule 18f-3 Plan (3)
11.	Opinion and Consent of Counsel (17)
12.	Opinion of Counsel supporting tax matters and consequences (*)
13.1	Administrative Services Agreement, effective as of January 1, 2009, between Registrant and Thrivent Asset Management, LLC (6)
13.2	Amendment No. 1 to Administrative Services Agreement (7)
13.3	Amendment No. 2 to Administrative Services Agreement (9)
13.4	Amendment No. 3 to Administrative Services Agreement (10)
13.5	Amendment No. 4 to Administrative Services Agreement (11)
13.6	Amendment No. 5 to Administrative Services Agreement (11)
13.7	Amendment No. 6 to Administrative Services Agreement (14)
13.8	Amendment No. 7 to Administrative Services Agreement (15)
13.9	Amendment No. 8 to Administrative Services Agreement (*)
13.10	Amended and Restated Transfer Agency Agreement between Registrant and Thrivent Financial Investor Services Inc. (16)
13.11	Amendment No. 1 to Amended and Restated Transfer Agency Agreement (*)
13.12	Expense Reimbursement Letter Agreement (16)
13.13	Securities Lending Agency Agreement between Registrant and Goldman Sachs Bank USA (16)
13.14	Amended Schedule 1 dated June 25, 2018 to Securities Lending Agency Agreement (*)
14.	Consent of Independent Registered Public Accounting Firm (17)
15.	Not Applicable
16.	Powers of Attorney (17)
17.	Proxy Card (17)

*	Filed herewith

(1)	Incorporated by reference from Post-Effective Amendment No.26 to the registration statement of Registrant, file no. 33-12911, filed on June 25, 1998.

(2)	Incorporated by reference from Post-Effective Amendment No. 52 to the registration statement of Registrant, file no. 33-12911, filed on July 14, 2004.

(3)	Incorporated by reference from Post-Effective Amendment No. 58 to the registration statement of Registrant, file no. 33-12911, filed on December 15, 2005.

(4)	Incorporated by reference from Post-Effective Amendment No. 59 to the registration statement of Registrant, file no. 33-12911, filed on February 22, 2006.

(5)	Incorporated by reference from Post-Effective Amendment No. 62 to the registration statement of Registrant, file no. 33-12911, filed on November 29, 2007.

(6)	Incorporated by reference from Post-Effective Amendment No. 64 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2009.

(7)	Incorporated by reference from Post-Effective Amendment No. 65 to the registration statement of Registrant, file no. 33-12911, filed on December 7, 2009.

(8)	Incorporated by reference from Post-Effective Amendment No. 69 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2012.

(9)	Incorporated by reference from Post-Effective Amendment No. 74 to the registration statement of Registrant, file no. 33-12911, filed on February 26, 2013.

(10)	Incorporated by reference from Post-Effective Amendment No. 76 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2014.

(11)	Incorporated by reference from Post-Effective Amendment No. 1 of Registrant on Form N-14, file no. 333-204192, filed on October 18, 2015.

(12)	Incorporated by reference from Post-Effective Amendment No. 78 to the registration statement of Registrant, file no. 33-12911, filed on February 27, 2015.

(13)	Incorporated by reference from Post-Effective Amendment No. 81 to the registration statement of Registrant, file no. 33-12911, filed on December 22, 2015.

(14)	Incorporated by reference from Post-Effective Amendment No. 85 to the registration statement of Registrant, file no. 33-12911, filed on December 1, 2016.

(15)	Incorporated by reference from Post-Effective Amendment No. 88 to the registration statement of Registrant, file no. 33-12911, filed on December 11, 2017.

(16)	Incorporated by reference from Post-Effective Amendment No. 89 to the registration statement of Registrant, file no. 33-12911, filed on February 28, 2018.

(17)	Incorporated by reference from the registration statement of Registrant on Form N-14, file no. 333-224009, filed on March 29, 2018.

Item 17.	Undertakings

(1)	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act (17 CFR 230.145c), the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 3rd day of July, 2018.

THRIVENT MUTUAL FUNDS

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on this 3rd day of July, 2018.

Signature	Title
/s/ David S. Royal	President (Principal Executive Officer)
David S. Royal

/s/ Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)
Gerard V. Vaillancourt

*	Trustee
Janice B. Case

*	Trustee
Robert J. Chersi

*	Trustee
Richard A. Hauser

*	Trustee
Marc S. Joseph

*	Trustee
Paul R. Laubscher

*	Trustee
James A. Nussle

*	Trustee
Verne O. Sedlacek

*	Trustee
Constance L. Souders

*	Trustee
Russell W. Swansen

*

Michael W. Kremenak, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Trustees and Officers of Thrivent Mutual Funds pursuant to the powers of attorney duly executed by such persons and filed herewith.

Dated: July 3, 2018	/s/ Michael W. Kremenak
Michael W. Kremenak
Attorney-in-Fact

INDEX TO EXHIBITS

4.	Agreement and Plan of Reorganization dated June 21, 2018, by and between Registrant on behalf of its series, Thrivent Moderately Aggressive Allocation Fund and Thrivent Growth and Income Plus Fund, and Thrivent Financial for Lutherans
6.14	Amendment No. 13 to Investment Advisory Agreement
7.4	Amendment No. 3 to Distribution Agreement
10.1	Rule 12b-1 Plan
12.	Opinion of Counsel supporting tax matters and consequences
13.9	Amendment No. 8 to Administrative Services Agreement
13.11	Amendment No. 1 to Amended and Restated Transfer Agency Agreement
13.14	Amended Schedule 1 dated June 25, 2018 to Securities Lending Agency Agreement